Exhibit 99.2

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the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(7)                                Liens existing on the 2025 Senior Secured Notes Issue Date (other than Liens in favor of the lenders under the Credit Agreement, the holders of the 2024 Priority Senior Secured Notes, the holders of the 2025 Senior Secured Notes (and any additional Indebtedness issued under the 2025 Senior Secured Notes Indenture) or the lenders under the Second Lien Term Facility);

(8)                                Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary (and such other assets, property or shares of stock subject to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition); provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by Holdings or any Restricted Subsidiary (other than such Person or its Restricted Subsidiary);

(9)                                Liens on assets or property at the time Holdings or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into Holdings or any Restricted Subsidiary; provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (p) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (p) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) may not extend to any other property owned by Holdings or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(10)                         Liens securing Indebtedness or other obligations of Holdings or a Restricted Subsidiary owing to Holdings or another Restricted Subsidiary permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11)                         Liens securing Hedging Obligations not incurred in violation of the indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12)                         Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit, bank guarantees or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)                         leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Holdings or any of the Restricted Subsidiaries;

(14)                         Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or other obligations not constituting Indebtedness;

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environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)                                the Board of Directors of Holdings shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdings and the Receivables Subsidiary;

(2)                                all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by Holdings); and

(3)                                the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Holdings) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of Holdings or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the notes or any Refinancing Indebtedness with respect to the notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the notes for reasons outside of Holdings’ control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by Holdings or any direct or indirect parent of Holdings as a replacement agency for Moody’s or S&P, as the case may be.

“RBL Agent” means the agent for secured parties holding RBL Facility Obligations, as appointed pursuant to the Senior Lien Intercreditor Agreement or other documents governing the RBL Facility. The RBL Agent is initially the administrative agent under the Credit Agreement.

“RBL Facility” means the credit agreement dated as of May 24, 2012 by and among Holdings, the guarantors named therein, the financial institutions named therein, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or other lenders), restructured, repaid, refunded, refinanced or otherwise modified from time to time pursuant to any amendment thereto or pursuant to a new loan agreement, in each case ~~of any amendment thereto or pursuant to a new loan agreement~~, with commercial bank lenders and governed by a borrowing base determined in accordance with customary oil and gas lending criteria, extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or under any successor or replacement agreement or increasing the amount loaned thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by Holdings to not be included in the definition of “RBL Facility”).

“RBL Facility Obligations” means all “Obligations” (as such term is defined in the RBL Facility) of Holdings and other obligors outstanding under, and all other obligations in respect of, the RBL Facility or any other documents for the RBL Facility.

“RBL Facility Secured Parties” means, at any time, the Persons holding any RBL Facility Obligations and the successors and permitted assigns thereof, including the RBL Agent and each other “Secured Party” as defined in any applicable documents governing the RBL Facility, including each counterparty to any Hedging Obligation or any provider of cash management services, the obligations of which are “Obligations” under the security agreements governing the RBL Facility.